Exhibit 2.1

Confidential

STOCK PURCHASE AGREEMENT

by and among

LOGIQ INC., A DELAWARE CORPORATION

EVIMATE LLC, a DELAWARE LLC

and

THE UNIT HOLDERS OF EVIMATE, LLC.

NAMED HEREIN

Dated as of November 6, 2024

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 6, 2024, is by and among Logiq, Inc, a Delaware Corporation (“LGIQ”), EVIMATE, LLC, a Delaware corporation (“EVIMATE” or the “Company”), and the Unit Holders of EVIMATE set forth on the signature page hereto (the “Unit Holders”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

A. LGIQ is subject to the reporting requirements of the Exchange Act and LGIQ’s common shares are quoted for public trading on the OTC Markets’ OTCQB Market (the “OTC”).

B. As of the date of this Agreement, LGIQ is authorized to issue stock designated as common stock, $0.001 par value (“LGIQ Common Stock”), the total number of shares of which LGIQ is authorized to issue being two hundred and fifty million (300,000,000). As of the date of this Agreement LGIQ has approximately 232,947,540 shares of common stock issued and outstanding.

C. As of the date of this Agreement EVIMATE is privately held and is authorized to issue units (“Units), the total number of Units authorized to issue being 100. As of the date of this Agreement, EVIMATE has approximately 100 Units issued and outstanding. Further, as of the date of this Agreement, the members of EVIMATE are the record and beneficial owners of those Units set forth opposite such members name on Exhibit C hereto.

D. The Members have agreed to exchange all of their shares of EVIMATE Units in exchange for newly issued shares of LGIQ Common Stock (or Preferred Stock equivalent) equal to Five million USD ($5,000,000) at Closing (the “Closing Shares”) as described further in Article I. The Closing Shares shall be subject to the terms of distribution as set forth in this Agreement and the resale restrictions as defined in Article II.

E. The board of directors of LGIQ has (i) declared this Agreement and the transactions contemplated thereby (the “Transactions”), including the issuance of Closing Shares in connection therewith, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of LGIQ and (ii) approved this Agreement and the Transactions, including the issuance of Closing Shares in connection therewith, upon the terms and subject to the conditions set forth herein.

F. The board of managers of EVIMATE has (i) declared this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of EVIMATE and its members and (ii) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

Exchange of Shares

1.1. Exchange of EVIMATE Common Stock/ UNITS for LGIQ Common Stock. At the Closing, each member shall sell, transfer, convey, assign and deliver to LGIQ the number of units of EVIMATE LLC set forth opposite such member’s name on Exhibit A, free and clear of all Liens and other encumbrances in exchange for LGIQ Common Stock, and LGIQ shall issue the LGIQ Common Stock to the Unit Holders according to their pro-rata ownership of EVIMATE Units , as set forth on Exhibit A, adjusted per the Unit Holders instructions set forth in Exhibit 1.1 hereto. All parties hereto agree that the value of the Closing Shares distributed on the Closing Date shall be priced based on the thirty (30) trading day VWAP immediately prior to the Closing Date. Units that have been optioned shall remain as options under the same terms as the original option grant by EVIMATE LLC.

1.2. Closing. The Closing of the Transactions (the “Closing”) shall take place remotely by conference call and electronic exchange and delivery of signatures and documents (i.e., email of pdf documents), (i) at or before December 31, 2024, @5:00 PM EDT on the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or (ii) such other date and time as the Parties may mutually determine (clauses (i) or (ii) shall be referred to as, the “Closing Date”).

ARTICLE II

Representations and Warranties of the Member

Each Member (severally and not jointly) hereby represents and warrants to LGIQ with respect to his/her/its self, as follows.

2.1. Good Title. Such Member is the record and beneficial owner, and has good title to its EVIMATE Units, with the right and authority to sell and deliver such EVIMATE Units. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of LGIQ as the new owner of such EVIMATE Units in the membership register of EVIMATE, LGIQ will receive good title to such EVIMATE Units, free and clear of all Liens and other encumbrances other than restrictions imposed by federal or state securities laws.

2.2. Power and Authority. Such Member/ has the legal power, capacity and authority to execute and deliver this Agreement and any other documents contemplated by the Transactions to be delivered by it hereunder and to perform its obligations hereunder and thereunder, and to consummate the Transactions. All acts required to be taken by such Member to enter into the Agreement have been properly taken. This Agreement constitutes a legal, valid and binding obligation of such Member/, enforceable against such Member in accordance with the terms hereof, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

2.3. No Conflicts. The execution and delivery of this Agreement by such Member/ and the performance by such Member of his/her/its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to such Member; and (c) will not violate or breach any contractual obligation to which such Member is a party related to the Units.

2.4. Litigation. There is no pending proceeding against such Member/ that involves his/her/its shares of EVIMATE or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the knowledge of such Member, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.5. No Finder’s Fee. Such Member has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions.

2.6. Purchase Entirely for Own Account. The LGIQ Common Stock proposed to be acquired by such Member hereunder will be acquired for investment for his/her/its own account, and not with a view to the resale or distribution of any part thereof, and such Member has no present intention of selling or otherwise distributing his/her/its shares of LGIQ Common Stock, except in compliance with applicable securities laws.

2.7. Available Information. Such Member has such knowledge and experience in financial and business matters that he/she/it is capable of evaluating the merits and risks of an investment in LGIQ. Such Member hereby acknowledges that he/she/it has had the opportunity to review all publicly available information concerning LGIQ, including, but not limited to all filings made by LGIQ to the SEC pursuant to the Exchange Act.

2.8. Non-Registration. Such Member understands that the LGIQ Common Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Member’s representations as expressed herein.

2.9. Restricted Securities. Such Member understands that (i) the shares of LGIQ Common Stock are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by such Member pursuant hereto, the LGIQ Common Stock would be acquired in a transaction not involving a public offering and (ii) the issuance of the LGIQ Common Stock hereunder has not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the LGIQ Common Stock is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. Such Member further acknowledges that if the LGIQ Common Stock is issued to such Member in accordance with the provisions of this Agreement, such LGIQ Common Stock may not be resold without registration under the Securities Act or the existence of an exemption therefrom. Such Member represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.10. Accredited Investor. Such Member is an “Accredited Investor” within the meaning of Rule 501 under the Securities Act.

2.11. Legends. Such Member understands and acquiesces that the LGIQ Common Stock will bear the following legend or one substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT:

(1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

2.12. Additional Legend; Consent. Additionally, the LGIQ Common Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. Such Member consents to LGIQ making a notation on its records or giving instructions to any transfer agent of LGIQ Common Stock in order to implement the restrictions on transfer of the Shares.

ARTICLE III

Representations and Warranties of EVIMATE

Subject to such exceptions as are specifically set forth in the appropriate section or subsection of the disclosure schedule delivered by EVIMATE to LGIQ on the date hereof and attached hereto as Exhibit 3 (the “EVIMATE Disclosure Schedule”) (it being understood and hereby agreed that (i) the information set forth in the EVIMATE Disclosure Schedule shall be disclosed under separate section and subsection references that correspond to the sections and subsections of this Article III to which such information relates, and (ii) the information set forth in each section, subsection, and subclause of the EVIMATE Disclosure Schedule shall qualify (A) the representations and warranties set forth in the corresponding section or subsection of this Article III, and (B) any other representations and warranties set forth in this Article III if it is reasonably apparent on the face of such disclosure, without independent knowledge of the matters described therein, that it applies to such other section or subsection of this Article III) EVIMATE hereby represents and warrants to LGIQ, as of the date hereof and as of the Closing Date, as though made at the Closing Date (except for such representations and warranties set forth herein and made as of a specified date, which are made only as of such specified date), as follows:

3.1. Organization, Standing and Power. EVIMATE and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. EVIMATE and each of its subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary. EVIMATE has delivered to LGIQ true and complete copies of the EVIMATE Charter, the EVIMATE Bylaws and the comparable charter, organizational documents and other constituent formation and governing documents of each of its subsidiaries, in each case as amended through the date of this Agreement.

3.2. Subsidiaries; Equity Interests. All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by EVIMATE, or by another subsidiary of EVIMATE, free and clear of all Liens. Except for its interests in its subsidiaries, EVIMATE does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person other than those set forth in Section 3.2 of the EVIMATE Disclosure Schedule.

3.3. Capital Structure. The authorized capital structure of EVIMATE consists of 100 units of common Units. As of the date hereof, 100 UNITS of the EVIMATE unit are issued and outstanding as set forth in Exhibit 3.3 hereto. No other classes of shares or other voting securities of EVIMATE are issued or reserved for issuance or outstanding. EVIMATE is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries. All outstanding Units of EVIMATE and the capital stock of each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the laws of the United States, the laws of any U.S. state, the EVIMATE Charter, the EVIMATE Bylaws, or any Contract to which EVIMATE is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of EVIMATE or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of EVIMATE’s Units or the capital stock of any of its subsidiaries may vote (“Voting EVIMATE Units”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which EVIMATE or any of its subsidiaries is a party or by which any of them is bound (a) obligating EVIMATE or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional Units or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, EVIMATE or any of its subsidiaries or any Voting EVIMATE Unit, (b) obligating EVIMATE or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of EVIMATE or of any of its subsidiaries. As of the date of this Agreement, there are not any outstanding contractual obligations of EVIMATE to repurchase, redeem or otherwise acquire any Units of EVIMATE.

3.4. Authority; Execution and Delivery; Enforceability. EVIMATE has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by EVIMATE of this Agreement and the consummation by EVIMATE of the Transactions have been duly authorized and approved by the Board of Directors and Members of EVIMATE and no other corporate proceedings on the part of EVIMATE are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against EVIMATE in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

3.5. No Conflicts; Consents. The execution and delivery by EVIMATE of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of EVIMATE or any of its subsidiaries under, any provision of (i) the EVIMATE Charter, the EVIMATE Bylaws or the comparable charter or organizational documents of any of its subsidiaries, (ii) any material Contract to which EVIMATE or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any material judgment, order or decree or material Law applicable to EVIMATE or any of its subsidiaries or their respective properties or assets.

3.6. Compliance with Applicable Laws. Except for any required filings under applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to EVIMATE or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions. EVIMATE and each of its subsidiaries have conducted their business and operations in compliance in all material respects with all applicable Laws.

3.7. Brokers. No broker, investment banker or other person is entitled to any broker’s, finders, or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of EVIMATE or any of its subsidiaries.

3.8. Foreign Corrupt Practices. Neither EVIMATE, nor any of its subsidiaries, nor, to EVIMATE’s knowledge, any director, officer, agent, employee or other person acting on behalf of EVIMATE or any of its subsidiaries has, in the course of its actions for, or on behalf of, EVIMATE (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.9. Disclosure. All disclosure provided to LGIQ regarding EVIMATE and its business, furnished by or on behalf of EVIMATE in connection with this Agreement (including EVIMATE’s representations and warranties set forth in this Agreement) is complete and accurate in all material respects. No statement herein or in the EVIMATE Disclosure Schedule contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.10. No Additional Agreements. EVIMATE does not have any agreement or understanding with the Memberswith respect to the Transactions other than as specified in this Agreement.

3.11. Undisclosed Liabilities. There are no off-balance sheet arrangements to which EVIMATE or any of its Subsidiaries, if any, is a party. EVIMATE has no liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise (collectively, “Liabilities”), except: (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; (b) those which have been incurred in the Ordinary Course of Business since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount; and (c) incurred in connection with the Transactions.

3.12. Intellectual Property.

(a) Each of the Company and its subsidiaries owns, is licensed to use, pursuant to valid, enforceable and binding Contracts, or otherwise has the right to use all Intellectual Property used, held for use or necessary for the operation of the business of the Company and its subsidiaries (collectively, the “Company Intellectual Property’’) free and clear of all Liens (other than Permitted Liens). Section 3.12(a) of the EVIMATE Disclosure Schedule sets forth a true and complete list of the following which are owned or purported to be owned by the Company or any of its subsidiaries: (i) patents and patent applications, (ii) registered trademarks and applications therefor, (iii) registered copyrights and applications therefor, and (iv) domain name registrations ((i) - (iv), the “Company Registered IP”). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions do not and will not encumber, impair or extinguish any of the Company Intellectual Property.

(b) (i) none of the Company Intellectual Property owned or purported to be owned by the Company or any of its subsidiaries (“Company Owned Intellectual Property”) (A) has been adjudged invalid or unenforceable in whole or in part, or (B) is the subject of any cancellation or reexamination proceeding or any other proceeding challenging its ownership, use, registrability, validity and enforceability, and (ii) to the Knowledge of the Company, (x) all material Company Registered IP is subsisting, in full force and effect, and valid and enforceable and (y) all renewal fees and other maintenance fees have been paid. There exist no material contractual restrictions on the disclosure, use, license or transfer of any Company Owned Intellectual Property.

(c) Except as set forth in Section 3.12(c), (i) the conduct of the business of the Company and its subsidiaries does not infringe upon, misappropriate or otherwise violate, and has not, since the Company Incorporation Date infringed upon, misappropriated, or otherwise violated, the Intellectual Property rights of any third party and (ii) no Action is pending, asserted in writing, or to the Knowledge of the Company, threatened against the Company or any of its subsidiaries that the conduct of the business of the Company or its subsidiaries infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any third party. To the Knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating, or has, since the Company Incorporation Date, infringed upon, misappropriated, or otherwise violated, any Intellectual Property owned or purported to be owned by the Company or any of its subsidiaries.

(d) The Company and its subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain and protect the confidentiality of all Company Intellectual Property that is material to the business of the Company and its subsidiaries and the value of which is contingent upon maintaining the confidentiality thereof. None of the Company Owned Intellectual Property that is material to the business of the Company and its subsidiaries and the value of which is contingent upon maintaining the confidentiality thereof, has been disclosed other than to third parties that are bound by customary, written confidentiality agreements entered into in the Ordinary Course of Business and that are, to the Knowledge of the Company, valid and enforceable.

(e) All Persons who have contributed, developed or conceived any Company Owned Intellectual Property have done so pursuant to a valid and enforceable Contract (subject to enforceability exceptions for bankruptcy and insolvency and subject to principles of equity) that protects the confidential information of the Company and its subsidiaries and assigns to the Company (or one of its subsidiaries, as applicable) exclusive ownership of the Person’s contribution, development or conception, other than Intellectual Property excluded by Law or non-assignable moral rights.

(f) (i) the Company and its subsidiaries have sufficient rights to use all Software, including middleware, databases, and systems, information technology equipment, and associated documentation used or held for use in connection with the operation of the business of the Company and its subsidiaries (“IT Assets”), (ii) in each case, the IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and are sufficient or configurable to effectively perform all operations necessary for the current operation of the business of the Company and its subsidiaries, and all IT Assets are owned or licensed under valid licenses and operated by and are under the control of the Company and its subsidiaries, (iii) the IT Assets have not materially malfunctioned or failed since the Company Incorporation Date, to the Knowledge of the Company, do not contain any viruses, bugs, faults or other devices or effects that (A) enable or assist any Person to access without authorization or disable or erase the IT Assets, or (B) otherwise materially adversely affect the functionality of the IT Assets, (iv) the Company and its subsidiaries have taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the conduct of the business of the Company and its subsidiaries and have in place commercially reasonable disaster recovery and business continuity plans, procedures and facilities, (v) no Person has gained unauthorized access to any IT Assets since the Company Incorporation Date, (vi) the Company and its subsidiaries have maintained, continue to maintain, and caused their vendors to maintain, safeguards, security measures and procedures against the unauthorized access, disclosure, destruction, loss, or alteration of customer data or information (including any personal or device-specific information) in its possession or control that comply with any applicable contractual and legal requirements and meet industry standards, and (vii) the Company and its subsidiaries have in place with the third-party owners and operators of all data centers which provide services related to the business of the Company and its subsidiaries written agreements that ensure that such third parties adhere to and are in compliance with commercially reasonable standards and requirements.

(g) Except as set forth in Section 3.12(g) of the EVIMATE Disclosure Schedule, each of the Company and its subsidiaries is in compliance in all material respects with all applicable Laws pertaining to (i) data security, cybersecurity, privacy, and (ii) the collection, storage, use, access, disclosure, processing, security, and transfer of personal data, to the extent that it is subject to same.

3.13. Insurance. EVIMATE has disclosed to LGIQ all insurance policies maintained by EVIMATE or its Affiliates relating to the assets, business, operations, employees, officers, and directors of EVIMATE (collectively, the “Insurance Policies”). Such Insurance Policies: (a) are in full force and effect; (b) are valid and binding in accordance with their terms; (c) are provided by carriers who are financially solvent; and (d) have not been subject to any lapse in coverage. Neither EVIMATE nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid. None of EVIMATE or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by persons conducting a business similar to EVIMATE and are sufficient for compliance with all applicable Laws and Contracts to which EVIMATE is a party or by which it is bound. For purposes of this Agreement: (x) “Affiliate” of a person means any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person; and (y) the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or other ownership interests, by contract, or otherwise.

3.14. Employee Benefit Matters.

(a) EVIMATE has disclosed to LGIQ all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (as amended, and including the regulations thereunder, “ERISA”), whether or not written and whether or not subject to ERISA, and each supplemental retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, equity, change in control, retention, severance, salary continuation, and other similar agreement, plan, policy, program, practice, or arrangement which is or has been established, maintained, sponsored, or contributed to by EVIMATE or under which EVIMATE has or may have any Liability (each, a “Benefit Plan”).

(b) For each Benefit Plan, EVIMATE has made available to LGIQ accurate, current, and complete copies of each of the following: (i) the plan document with all amendments, or if not reduced to writing, a written summary of all material plan terms; (ii) any written contracts and arrangements related to such Benefit Plan, including trust agreements or other funding arrangements, and insurance policies, certificates, and contracts; (iii) in the case of a Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent favorable determination or national office approval letter issued by the Internal Revenue Service and any legal opinions issued thereafter with respect to the Benefit Plan’s continued qualification; (iv) the most recent Form 5500 filed with respect to such Benefit Plan; and (v) any material notices, audits, inquiries, or other correspondence from, or filings with, any Governmental Authority relating to the Benefit Plan.

(c) Each Benefit Plan and related trust has been established, administered, and maintained in accordance with its terms and in substantial compliance with all applicable Laws (including ERISA and the Code). Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject EVIMATE or, with respect to any period on or after the Closing Date, LGIQ or any of its Affiliates, to a civil action, penalty, surcharge, or Tax under applicable Law or which would jeopardize the previously-determined qualified status of any Benefit Plan. All benefits, contributions, and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles. Benefits accrued under any unfunded Benefit Plan have been paid, accrued, or adequately reserved for, to the extent required by GAAP.

(d) Except as set forth in Section 3.15(d), EVIMATE has not incurred and does not reasonably expect to incur: (i) any Liability under Title I or Title IV of ERISA, any related provisions of the Code, or applicable Law relating to any Benefit Plan; or (ii) any Liability to the Pension Benefit Guaranty Corporation. No complete or partial termination of any Benefit Plan has occurred or is expected to occur.

(e) EVIMATE has not now or at any time within the previous five years contributed to, sponsored, or maintained: (i) any “multiemployer plan” as defined in Section 3(37) of ERISA; (ii) any “single-employer plan” as defined in Section 4001(a)(15) of ERISA; (iii) any “multiple employer plan” as defined in Section 413(c) of the Code; (iv) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; (v) a leveraged employee stock ownership plan described in Section 4975 (e)(7) of the Code; or (vi) any other Benefit Plan subject to required minimum funding requirements.

(f) Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason.

(g) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will, either alone or in combination with any other event: (i) entitle any current or former director, officer, employee, independent contractor, or consultant of the Company to any severance pay, increase in severance pay, or other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of EVIMATE to amend or terminate any Benefit Plan; (iv) increase the amount payable under any Benefit Plan; (v) result in any “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

3.15. Employment Matters.

(a) EVIMATE has disclosed to LGIQ (i) all employees, independent contractors, and consultants of EVIMATE; and (ii) for each individual described in clause (i), (A) the individual’s title or position, hire date, and compensation, (B) any Contracts entered into between the Company and such individual, and (C) the fringe benefits provided to each such individual. All compensation payable to all employees, independent contractors, or consultants of EVIMATE for services performed on or prior to the Closing Date have been paid in full.

(b) EVIMATE is not, and has not been, a party to or bound by any collective bargaining agreement or other Contract with a union or similar labor organization (collectively, “Union”), and no Union has represented or purported to represent any employee of EVIMATE. There has never been, nor has there been any threat of, any strike, work stoppage, slowdown, picketing, or other similar labor disruption or dispute affecting the Company or any of its employees.

(c) EVIMATE is and has been in compliance in all material respects with: (i) all applicable employment Laws and agreements regarding hiring, employment, termination of employment, plant closings and mass layoffs, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, engagement and classification of independent contractors, payroll taxes, and immigration with respect to all employees, independent contractors, and contingent workers; and (ii) all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing employees of the Company.

3.16. Taxes.

(a) Except as set forth in Section 3.16(a) of the EVIMATE Disclosure Schedule, all returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (collectively, “Tax Returns”) required to be filed by EVIMATE on or before the Closing Date have been timely filed (taking into account any extension of time within which to file); such Tax Returns are true, correct, and complete in all respects; and all Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of EVIMATE. EVIMATE has delivered to LGIQ copies of all Tax Returns and examination reports of EVIMATE and statements of deficiencies assessed against, or agreed to by, the Company, for all Tax periods ending after January 1, 2019. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

(b) The Company has no Liability for Taxes of any person (other than the Company or its subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.

(c) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company except for Permitted Liens, a list of which is set forth in Section 3.16(c) of the EVIMATE Disclosure Schedule.

(d) EVIMATE is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. EVIMATE is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period in Section 897(c)(1)(a) of the Code.

3.17. Bank Accounts. EVIMATE has disclosed to LGIQ, with respect to each account of EVIMATE with any bank, broker, merchant processor, or other depository institution: (i) the name and account number of such account; (ii) the name and address of the institution where such account is held; (iii) the name of any person(s) holding a power of attorney with respect to such account, if any; and (iv) the names of all authorized signatories and other persons authorized to withdraw funds from each such account.

3.18. Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.18(a) of the EVIMATE Disclosure Schedule, there are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summonses, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to EVIMATE’s knowledge, threatened against or by EVIMATE or any Affiliate of EVIMATE: (i) relating to or affecting EVIMATE or any of EVIMATE’s properties or assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding, and EVIMATE is in compliance with all, Governmental Orders against, relating to, or affecting EVIMATE or any of its properties or assets.

3.19. Real Property; Title to Assets.

(a) EVIMATE has disclosed to LGIQ all real property in which EVIMATE has an ownership or leasehold (or subleasehold) interest (together with all buildings, structures, and improvements located thereon, the “Real Property”), including: (i) the street address of each parcel of Real Property; (ii) for Real Property that is leased or subleased by EVIMATE, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease, and any termination or renewal rights of any party to the lease; and (iii) the current use of each parcel of Real Property. EVIMATE has delivered or made available to LGIQ true, correct, and complete copies of all material Contracts, title insurance policies, and surveys relating to the Real Property.

(b) EVIMATE has good and valid (and, in the case of owned Real Property, good and indefeasible fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date (other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date). All Real Property and such personal property and other assets (including leasehold interests) are free and clear of Encumbrances except for those items set forth in Section 3.19 (b) of the Disclosure Schedules.

(c) EVIMATE is not a sublessor or grantor under any sublease or other instrument granting to any other person any right to possess, lease, occupy, or use any leased Real Property. The use of the Real Property in the conduct of EVIMATE’s business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit, or Contract and no material improvements constituting a part of the Real Property encroach on real property owned or leased by a person other than EVIMATE.

3.20. Material Contracts

(a) Section 3.20 of the EVIMATE Disclosure Schedule sets forth a list of each of the following Contracts to which, as of the date of this Agreement, EVIMATE or any of its subsidiaries, if any, is a party (each, a “Company Material Contract”):

(i)	each Contract (A) not to (or otherwise restricting or limiting the ability of EVIMATE or any of its subsidiaries, if any, to) compete in any line of business or geographic area or (B) to restrict the ability of EVIMATE or any of its subsidiaries, if any, to conduct business in any geographic area;

(ii)	each Contract (other than any Company Benefit Plan) that is reasonably likely to require, during the remaining term of such Contract, annual payments by EVIMATE or any of its subsidiaries that exceed $25,000;

(iii)	all Contracts granting to any Person an option or a first refusal, first offer or similar preferential right to purchase or acquire any material Company Assets;

(iv)	all material Contracts for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment (other than agreements with employees, non-exclusive licenses granted to EVIMATE’s or its subsidiaries’ customers, and non-exclusive licenses to commercially available, off-the-shelf Software that have been granted on standardized, generally available terms);

(v)	all partnership, joint venture or other similar agreements or arrangements;

(vi)	any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (or a series of related agreements) with an aggregate outstanding principal amount not exceeding $25,000;

(vii)	any agreement for the disposition or acquisition by EVIMATE or any of its subsidiaries, if any, with material obligations of EVIMATE or any of its subsidiaries, if any, (other than confidentiality obligations) remaining to be performed or material Liabilities of EVIMATE or any of its subsidiaries, if any, continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business;

(viii)	any agreement with (A) the top 10 customers of EVIMATE and its subsidiaries, if any, taken as a whole, as applicable, and (B) the top 10 suppliers of EVIMATE and its subsidiaries, if any, taken as a whole, as applicable, in each case, for the 2022 fiscal year measured by the aggregate obligations paid or agreed to pay to or by EVIMATE, as applicable;

(ix)	any agreement restricting or limiting the payment of dividends or the making of distributions to stockholders, including intercompany dividends or distributions other than such restrictions or limitations that are required by applicable Law;

(x)	any Contract for the development of Intellectual Property, other than those entered into in the ordinary course of business with Company employees and contractors on EVIMATE’s standard form for such Contracts; and

(xi)	to the extent not set forth in Section 3.20(a) of the EVIMATE Disclosure Schedule pursuant to another subsection of this Section 3.20(a), all material agreements with any Governmental Authority.

(b) A true and complete copy of each Company Material Contract (including any amendments thereto) entered into prior to the date of this Agreement has been made available to LGIQ prior to the date of this Agreement. Each Company Material Contract is a valid and binding agreement of EVIMATE or its applicable Subsidiary.

(i)	neither EVIMATE or such Subsidiary nor, to the Knowledge of EVIMATE, any other party thereto, is in breach of or default under any such Company Material Contract,

(ii)	as of the date of this Agreement, there are no material disputes in connection with any such Company Material Contract and

(iii)	as of the date of this Agreement, no party under any Company Material Contract has given written notice of its intent to terminate or otherwise seek a material amendment to such Company Material Contract

3.21. Permits; Compliance with Law.

(a) Each of the Company and its subsidiaries is in possession of all material franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals, waivers, notices, and other permits of any Governmental Authority (“Permits”) necessary for each of the Company and its subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective business as it is now being conducted (collectively, the “Company Permits”). All such Company Permits are in full force and effect in all material respects and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, has been threatened in writing against the Company or any of its subsidiaries.

(b) Each of the Company and its subsidiaries has at all times since the Company Incorporation Date been in compliance in all material respects with (i) all Laws applicable to the Company or such Subsidiary or by which any of the Company Assets are bound and (ii) all Laws applicable to, and the terms and conditions of, any Company Permits.

3.22. Transactions with Affiliates. There are no transactions, arrangements or Contracts between the Company or any Subsidiary of the Company, on the one hand, and any stockholder, officer, director, or Affiliate (other than the Company and its subsidiaries) of the Company, on the other hand, other than employment relationships, equity arrangements and compensation, benefits, travel advances and employee loans in the ordinary course of business.

3.23. Absence of Certain Changes, Events and Conditions. Since the last Balance Sheet Date, the business of the Company has been conducted in the ordinary course of business consistent with past practice, and there has not been, with respect to the Company, any:

(a)	event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)	amendment of the charter, by-laws or other organizational documents of the Company;

(c)	split, combination or reclassification of any shares of its capital stock;

(d)	issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)	declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)	material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)	material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)	entry into any Contract that would constitute a Material Contract;

(i)	incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)	transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k)	transfer or assignment of or grant of any license or sublicense under or with respect to any material Company Intellectual Property or Company IP Agreements except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice;

(l)	abandonment or lapse of or failure to maintain in full force and effect any material Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality [or value of any material Trade Secrets included in the Company Intellectual Property;

(m)	material damage, destruction or loss (whether or not covered by insurance) to its property;

(n)	capital investment in, or loan to, any other Person;

(o)	acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(p)	material capital expenditures;

(q)	imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(r)	(i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $10,000 or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(s)	hiring or promoting of any person as or to (as the case may be) an officer or hiring or promoting of any employee below officer except to fill a vacancy in the ordinary course of business;

(t)	adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u)	loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(v)	entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w)	adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x)	purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of 10,000 individually (in the case of a lease, per annum) or $25,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y)	acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(z)	action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of LGIQ in respect of any Post-Closing Tax Period; or

(aa)	Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

ARTICLE IV

Representations and Warranties of LGIQ

LGIQ hereby represents and warrants to the Unit Holders and EVIMATE, as of the date hereof and as of the Closing Date, as though made at the Closing Date (except for such representations and warranties set forth herein and made as of a specified date, which are made only as of such specified date), as follows:

4.1 Subsidiaries. LGIQ has disclosed to EVIMATE, all outstanding voting securities of or other interests in, or any Control it has over, any other person.

4.2 LGIQ Organization and Name. LGIQ is a corporation, duly organized, validly existing and in good standing under the laws of Delaware, its jurisdiction of organization, and has the full power and authority and all necessary licenses, permits and other required authorization to: (i) enter into and execute this Agreement and to perform all of its obligations hereunder; and (ii) own and operate its assets and properties and to conduct and carry on its business as and to the extent now conducted. LGIQ is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the character of its business or the ownership or use and operation of its assets or properties requires such qualification. The exact legal name of LGIQ is as set forth in the first paragraph of this Agreement, and LGIQ has disclosed to EVIMATE any other name or trade name under which LGIQ has conducted business during the last five (5) years.

4.3 Authorization; Validity. LGIQ has full right, power and authority to enter into this Agreement, as provided herein and to perform all of its duties and obligations under this Agreement and this Agreement and no other action or consent on the part of LGIQ, its board of directors, stockholders, or any other person is necessary or required by LGIQ to execute this Agreement, consummate the Transactions contemplated herein and perform all of its obligations hereunder. The execution and delivery of this Agreement will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the LGIQ Charter and LGIQ Bylaws, or other governing documents. All necessary and appropriate corporate action has been taken on the part of LGIQ to authorize the execution and delivery of this Agreement. This Agreement is a valid and binding agreement and contract of LGIQ, enforceable against LGIQ in accordance with its respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws enacted for the relief of debtors generally and other similar laws affecting the enforcement of creditors’ rights generally or by equitable principles which may affect the availability of specific performance and other equitable remedies. LGIQ knows of no reason why it cannot perform any of its Obligations under this Agreement or any related agreements.

4.4 Capital Structure. As of the date of this Agreement, the authorized capital stock of LGIQ consists of 300,000,000 LGIQ Common Stock. As of the date of this Agreement: (i) 232,947,540 shares of LGIQ Common Stock are issued and outstanding; (ii) no shares of LGIQ Preferred Stock are issued and outstanding. All of the issued and outstanding capital stock of LGIQ is, and when issued in accordance with the terms hereof, the Closing Shares will be, validly issued, fully paid and nonassessable, have been issued in compliance with all foreign, federal and state securities laws and none of such shares were issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. As of the date of this Agreement, no shares of LGIQ’s capital stock are subject to preemptive rights or any other similar rights or any Liens, claims or encumbrances suffered or permitted by LGIQ. The LGIQ Common Stock is currently quoted on the OTC (the “Principal Trading Market”) under the trading symbol “LGIQ”. LGIQ has received no notice, either oral or written, with respect to continued eligibility of the LGIQ Common Stock for quotation on the Principal Trading Market, and LGIQ has maintained all requirements on its part for the continuation of such quotation. To the extent not already disclosed in its Financial Statements and other filings with the SEC and except as disclosed in Section 4.4 of the Logiq Disclosure Schedule, there are no (i) outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of LGIQ or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which LGIQ or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the LGIQ or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of LGIQ and (ii) outstanding debt securities, notes, credit agreements, credit facilities or other contracts or instruments evidencing indebtedness of LGIQ or by which LGIQ is or may become bound, (iii) outstanding registration statements with respect to LGIQ or any of their respective securities, and there are no outstanding comment letters from the SEC, the Principal Trading Market, or any other Governmental Authority with respect to any securities of LGIQ; and (iv) agreements or arrangements under which LGIQ is obligated to register the sale of any of its securities under the Securities Act or any other law of any other Governmental Authority (v) financing statements filed with any Governmental Authority securing any obligations of LGIQ or filed in connection with any assets or properties of LGIQ; (vi) securities or instruments containing anti-dilution or similar provisions that will be triggered by this Agreement or any related agreement or the consummation of the transactions described herein or therein; and (vii) outstanding securities or instruments of LGIQ which contain any redemption or similar provisions, and any contracts or agreements by which LGIQ is or may become bound to redeem a security of LGIQ (except pursuant to this Agreement). LGIQ has furnished to EVIMATE complete and correct copies of LGIQ’s Articles of Incorporation, as amended and as in effect on the date hereof and LGIQ Bylaws, as in effect on the date hereof, and any other governing or organizational documents, as applicable. Except for the documents delivered to EVIMATE in accordance with the immediately preceding sentence, there are no other shareholder agreements, voting agreements, operating agreements, or other contracts or agreements of any nature or kind that restrict, limit or in any manner impose obligations, restrictions or limitations on the governance of LGIQ.

4.5 No Conflicts; Consents and Approvals. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not: (i) constitute a violation of or conflict with the LGIQ Charter, LGIQ Bylaws, or any other organizational or governing documents of LGIQ or any of its subsidiaries; (ii) constitute a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflicts with, or gives to any other person any rights of termination, amendment, acceleration or cancellation of, any provision of any contract or agreement to which LGIQ is a party or by which any of its or their assets or properties may be bound; (iii) constitute a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflicts with, any order, writ, injunction, decree, or any other judgment of any nature whatsoever; (iv) constitute a violation of, or conflict with, any law, rule, ordinance or other regulation (including foreign and United States federal and state securities laws and the rules and regulations of any Principal Trading Market); or (v) result in the loss or adverse modification of, or the imposition of any fine, penalty or other Lien, claim or encumbrance with respect to, any Permit granted or issued to, or otherwise held by or for the use of, LGIQ or its subsidiaries or any of their respective assets. LGIQ is not in violation of the LGIQ Charter, LGIQ Bylaws, or other organizational or governing documents, as applicable, and LGIQ is not in default or breach (and no event has occurred which with notice or lapse of time or both could put LGIQ in default or breach) under, and LGIQ has not taken any action or failed to take any action that would give to any other person any rights of termination, amendment, acceleration or cancellation of, any contract or agreement to which LGIQ is a party or by which any property or assets of LGIQ are bound or affected. No business of LGIQ is being conducted, and shall not be conducted, in violation of any law, rule, ordinance or other regulation. Except as specifically contemplated by this Agreement, LGIQ is not required to obtain any consent or approval of, from, or with any Governmental Authority, or any other person, in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof, or to issue the Closing Shares in accordance with the terms hereof. All consents and approvals which LGIQ is required to obtain pursuant to the immediately preceding sentence have been obtained or effected on or prior to the date hereof.

4.6 Issuance of Securities. Assuming the accuracy of the Unit Holder’s representations under Article II hereof, the issuance of the LGIQ Common Stock will be exempt from: (i) the registration and prospectus delivery requirements of the Securities Act; (ii) the registration and/or qualification provisions of all applicable state and provincial securities and “blue sky” laws; and (iii) any similar registration or qualification requirements of any foreign jurisdiction or other Governmental Authority.

4.7 Compliance with Laws. The nature and transaction of LGIQ’s business and operations and the use of its properties and assets, do not and hereafter shall not, violate or conflict with any applicable law, statute, ordinance, rule, regulation or order of any kind or nature, including, without limitation, the provisions of the Fair Labor Standards Act or any zoning, land use, building, noise abatement, occupational health and safety or other laws, any Permit or any condition, grant, easement, covenant, condition or restriction, whether recorded or not, except to the extent such violation or conflict would not result in a Material Adverse Effect.

4.8 Environmental Laws and Hazardous Substances. (i) LGIQ has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off any of the premises of LGIQ (whether or not owned by LGIQ) in any manner which at any time violates any Environmental Law or any Permit, certificate, approval or similar authorization thereunder; (ii) the operations of LGIQ comply in all material respects with all Environmental Laws and all Permits certificates, approvals and similar authorizations thereunder; (iii) there has been no investigation, Proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person, nor is any pending or, to LGIQ’s knowledge, threatened; and (iv) LGIQ has no liability, contingent or otherwise, in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material.

4.9 Investment Company. LGIQ is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.10 SEC Documents; Financial Statements. LGIQ is subject to the reporting requirements of Sections 12 and 15 of the Exchange Act, and except as disclosed in Section 4.10 of the LGIQ Disclosure Schedule, LGIQ has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC or any other Governmental Authority (all of the foregoing filed within the two (2) years preceding the date hereof or amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “SEC Documents”). LGIQ is current with its filing obligations under the Exchange Act and all SEC Documents have been filed on a timely basis or LGIQ has received a valid extension of such time of filing and has filed any such SEC Document prior to the expiration of any such extension. True and complete copies of the SEC Documents are available on the SEC’s website (www.sec.gov) at no charge to EVIMATE, and EVIMATE acknowledges that it may retrieve all SEC Documents from such website and EVIMATE’s access to such SEC Documents through such website shall constitute delivery of the SEC Documents to EVIMATE; provided, however, that if EVIMATE is unable to obtain any of such SEC Documents from such website at no charge, as a result of such website not being available or any other reason beyond EVIMATE’s control, then upon request from EVIMATE, LGIQ shall deliver to EVIMATE true and complete copies of such SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in Section 4.10 of the LGIQ Disclosure Schedule, (i) none of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings prior the date hereof, which amendments or updates are also part of the SEC Documents, and (ii) as of their respective dates, the consolidated financial statements of LGIQ included in the SEC Documents (the “Financial Statements”) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. All of the Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”, consistently applied, during the periods involved (except: (i) as may be otherwise indicated in such Financial Statements or the notes thereto; or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements), and fairly present in all material respects the consolidated financial position of LGIQ as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). To the knowledge of LGIQ and its officers, no other information provided by or on behalf of LGIQ to EVIMATE which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

4.11 Absence of Certain Changes. Since the date the last of the SEC Documents was filed with the SEC, none of the following have occurred:

(a) There has been no event or circumstance of any nature whatsoever that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; or

(b) Any transaction, event, action, development, payment, or any other matter of any nature whatsoever entered into by LGIQ other than in the Ordinary Course of Business.

4.12 Litigation and Taxes. Except as disclosed in Section 4.12 of the LGIQ Disclosure Schedule, there are no active or pending Proceedings to LGIQ’s knowledge against LGIQ or their respective officers, managers, members or Unit Holders, or against or affecting any of their respective assets. In addition, there are no outstanding judgments, orders, writs, or decrees against or affecting LGIQ, its business or assets. There is no Proceeding, pending or threatened in respect of any tax returns of LGIQ.

4.13 Reserved.

4.14 ERISA Obligations. EVIMATE acknowledges that LGIQ has disclosed to EVIMATE any and all Employee Plans subject to ERISA.

4.15 Reserved.

4.16 Liabilities and Indebtedness of LGIQ. LGIQ has no Liabilities or obligations of any nature whatsoever, except: (i) as disclosed in the Financial Statements; or (ii) Liabilities and obligations incurred in its Ordinary Course of Business since the date of the last Financial Statements filed by LGIQ with the SEC.

4.17 Real Estate.

(a) LGIQ has disclosed to EVIMATE all real property in which LGIQ has an ownership or leasehold (or subleasehold) interest (together with all buildings, structures, and improvements located thereon, the “LGIQ Real Property”), including: (i) the street address of each parcel of LGIQ Real Property; (ii) for LGIQ Real Property that is leased or subleased by LGIQ, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease, and any termination or renewal rights of any party to the lease; and (iii) the current use of each parcel of LGIQ Real Property. LGIQ has delivered or made available to EVIMATE true, correct, and complete copies of all material Contracts, title insurance policies, and surveys relating to the LGIQ Real Property.

(b) LGIQ has good and valid (and, in the case of owned LGIQ Real Property, good and indefeasible fee simple) title to, or a valid leasehold interest in, all LGIQ Real Property and personal property and other assets reflected in the LGIQ Financial Statements or acquired after the filing of the most recent SEC Document (other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the filing of the most recent SEC Document). All LGIQ Real Property and such personal property and other assets (including leasehold interests) are free and clear of Liens except for those items set forth in Section 4.17(b) of the LGIQ Disclosure Schedules.

(c) LGIQ is not a sublessor or grantor under any sublease or other instrument granting to any other person any right to possess, lease, occupy, or use any leased LGIQ Real Property. The use of the LGIQ Real Property in the conduct of LGIQ’s business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit, or Contract and no material improvements constituting a part of the LGIQ Real Property encroach on real property owned or leased by a person other than LGIQ.

4.18 Material Contracts. An accurate, current and complete copy of each “material contract,” as such term is defined in Regulation S-K of the SEC, to which LGIQ is party (“LGIQ Material Contract”) has been furnished to EVIMATE and/or is readily available as part of the SEC Documents, and each of the LGIQ Material Contracts constitutes the entire agreement of the respective parties thereto relating to the subject matter thereof. Except for those provided to EVIMATE prior to the Closing Date, there are no outstanding offers, bids, proposals or quotations made by LGIQ which, if accepted, would create a LGIQ Material Contract. Each of the LGIQ Material Contracts is in full force and effect and is a valid and binding obligation of the parties thereto in accordance with the terms and conditions thereof. To the knowledge of LGIQ and its officers, all obligations required to be performed under the terms of each of the LGIQ Material Contracts by any party thereto have been fully performed by all parties thereto, and no party to any LGIQ Material Contracts is in default with respect to any term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration or modification of any obligation of any party thereto or the creation of any Lien upon any of the assets or properties of LGIQ. Further, LGIQ has not received any notice, nor does LGIQ have any knowledge, of any pending or contemplated termination of any of the LGIQ Material Contracts and, no such termination is proposed or has been threatened, whether in writing or orally.

4.19 Title to Assets. LGIQ has good and marketable title to, or a valid leasehold interest in, all of its assets and properties which are material to its business and operations as presently conducted, free and clear of all Liens or restrictions on the transfer or use of same. The assets and properties of LGIQ are in good operating condition and repair, ordinary wear and tear excepted, and are free of any latent or patent defects which might impair their usefulness, and are suitable for the purposes for which they are currently used and for the purposes for which they are proposed to be used.

4.20 Intellectual Property. LGIQ owns or possesses adequate and legally enforceable rights or licenses to use all Intellectual Property rights necessary to conduct its business as now conducted. LGIQ has no knowledge of any infringement by LGIQ of the Intellectual Property rights of others, and, to the knowledge of LGIQ, there is no Action of any nature being made or brought against, or to LGIQs’ knowledge, being threatened against, LGIQ regarding any Intellectual Property infringement; and LGIQ is not aware of any facts or circumstances which might give rise to any of the foregoing.

4.21 Labor and Employment Matters. There are no labor disputes nor, to the knowledge of LGIQ, are any such disputes threatened. To the knowledge of LGIQ, none of the employees of LGIQ is a member of a union and LGIQ believes that its relations with its employees are good. To the knowledge of LGIQ, LGIQ has complied in all material respects with all laws, rules, ordinances and regulations relating to employment matters, civil rights and equal employment opportunities.

4.22 Insurance. LGIQ is not currently covered by valid, outstanding and enforceable policies of insurance, covering its business against losses and risks normally insured against by other corporations or entities in the same or similar lines of businesses as LGIQ is engaged and in coverage amounts which are prudent and typically and reasonably carried by such other corporations or entities (the “Insurance Policies”). No Insurance Policies are in full force and effect. LGIQ has no reason to believe that it will not be able to obtain Insurance Policies as and when such Insurance Policies may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of LGIQ.

4.23 Permits. LGIQ possesses all Permits necessary to conduct its business, and LGIQ has not received any notice of, or is otherwise involved in, any Proceedings relating to the revocation or modification of any such Permits. All such Permits are valid and in full force and effect and LGIQ is in full compliance with the respective requirements of all such Permits.

4.24 Reserved.

4.25 Illegal Payments. Neither LGIQ, nor any director, officer, member, manager, agent, employee or other person acting on behalf of LGIQ has, in the course of his/her actions for, or on behalf of, LGIQ: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar foreign law or regulation; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.26 Related Party Transactions. Except for: (i) transactions disclosed in the Financial Statements, which transactions are upon terms no less favorable than LGIQ could obtain from third parties; and (ii) arm’s length transactions pursuant to which LGIQ makes payments in the Ordinary Course of Business upon terms no less favorable than LGIQ could obtain from third parties, none of the officers, directors, managers, or employees of LGIQ, nor any stockholders, members or partners who own, legally or beneficially, ten percent (10%) or more of the ownership interests of LGIQ (collectively, “Affiliates” and each, an “Affiliate”), is presently a party to any transaction with LGIQ (other than for services as employees, officers and directors), including any contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any officer, director or such employee or Affiliate or, to the best knowledge of LGIQ, any other person in which any Affiliate has a substantial or material interest in or of which any Affiliate is an officer, director, trustee or partner.

4.27 Reserved.

4.28 Brokerage Fees. There is no person acting on behalf of LGIQ who is entitled to or has any claim for any brokerage or finder’s fee or commission in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

4.29 No General Solicitation. Neither LGIQ, nor its respective Affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or issuance of the Revolving Note, the Advisory Fee Shares or any shares issuable upon conversion of the Revolving Note.

4.30 Private Placement. Assuming the accuracy of the representations and warranties set forth in Article II above, no registration under the Securities Act or the laws, rules or regulations of any other Governmental Authority is required for the issuance of the Closing Shares.

4.31 Complete Information. This Agreement and all financial statements, exhibits, schedules, certificates, confirmations, agreements, contracts, and other materials submitted to EVIMATE in connection with or in furtherance of this Agreement by or on behalf of LGIQ fully and fairly states the matters with which they purport to deal, and do not misstate any material fact nor, separately or in the aggregate, fail to state any material fact necessary to make the statements made not misleading.

ARTICLE V

Covenants

5.1 Blue Sky Laws. LGIQ shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Closing Shares in connection with this Agreement.

5.2. Public Announcements. LGIQ and EVIMATE will consult with each other before issuing, and provide each other the opportunity to review and reasonably comment upon (and such comments shall be considered in good faith), any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

5.3. Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

5.4. Working Capital. The Parties agree that, following the Closing, EVIMATE and LGIQ shall work together to raise up to $5,000,000 in capital to be used for purposes of working capital and general operations.

5.5 Financial Statements. EVIMATE shall deliver to LGIQ audited consolidated financial statements for its fiscal years 2022 and 2023, and any interim stub period in fiscal 2024 (the “EVIMATE Financial Statements”), on or before Seventy (70) Days from the Closing Date. As of their respective dates, the EVIMATE Financial Statements will comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. All of the EVIMATE Financial Statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except: (i) as may be otherwise indicated in such EVIMATE Financial Statements or the notes thereto; or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements), and fairly present in all material respects the consolidated financial position of EVIMATE as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

5.6 Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

5.7 Lock-Up. No Unit Holders shall, during the Lock-up Period, (a) offer, pledge, hypothecate, assign, sell (including, without limitation, any short sale whether or not against the box), contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of the LGIQ Common Stock or any securities convertible into or exercisable or exchangeable for the LGIQ Common Stock or any rights thereto (including LGIQ Common Stock or such other securities convertible into or exercisable or exchangeable for LGIQ Common Stock that may be deemed to be beneficially owned by such Unit Holder in accordance with the rules and regulations of the SEC) (collectively, the “Restricted LGIQ Securities”) or publicly disclose the intention to make any such offer, sale, pledge or disposition or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the LGIQ Common Stock or such other securities convertible into or exercisable or exchangeable for LGIQ Common Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of the LGIQ Common Stock or such other securities convertible into or exercisable or exchangeable for the LGIQ Common Stock, in cash or otherwise. No Unit Holder shall, during the Lock-up Period, directly or indirectly limit its right, title or interest or right to vote in any manner any of the Restricted LGIQ Securities, or agree to do any of the following: (i) grant any proxies or powers of attorney with respect to any of the Restricted LGIQ Securities, deposit any of the Restricted LGIQ Securities into a voting trust or enter into a voting agreement or other similar commitment or arrangement with respect to any of the Restricted LGIQ Securities in contravention of the obligations of Unit Holder under this Agreement, (ii) permit any Restricted LGIQ Securities to be, or become subject to any liens or (iii) take any other action that would in any way restrict, limit or interfere with the performance of Unit Holders’ obligations hereunder or the transactions contemplated by this Agreement. In furtherance of the foregoing, LGIQ and any duly appointed transfer agent for the registration or transfer of the Restricted LGIQ Securities described herein are hereby authorized to decline to make any transfer of Restricted LGIQ Securities if such transfer would constitute a violation or breach of this Section 5.7. As it pertains to the Closing Shares, the term “Lock-up Period” means the period commencing on the issuance date of the LGIQ Common Stock to the Unit Holder (the “Issuance Date” and ending twelve (12) months after the Issuance Date (the “Lock-up Period End Date”).

5.8 Leak-Out Period. During the Leak-out Period, no Unit Holder shall sell, directly or indirectly, during (a) the period from Lock-up Period End Date until the first year anniversary of the Lockup Period End Date, during any trading day in any broker transaction, Closing Shares representing more than two (2) percent of the thirty (30) day average daily volume of the LGIQ Common Stock for the period ended one trading day prior to the date of such sale, and during (b) the period from the first year anniversary until the second year anniversary of the Lock-up Period End Date, during any trading day in any broker transaction, Closing Shares representing more than three (3) percent of the thirty (30) day average daily volume of the LGIQ Common Stock for the period ended one trading day prior to the date of such sale, with said sales also subject to compliance with the registration requirements or exemption therefrom of applicable securities laws. The term “Leak-out Period” means the period commencing on the Lock-up Period End Date and ending twenty-four (24) months after the Lock-up Period End Date.

5.10. Delivery of Documents. At the closing, LGIQ shall deliver to the Unit Holders and EVIMATE, and EVIMATE shall deliver to LGIQ, such other documents as the other Party may reasonably request for the purpose of facilitating the consummation of the Transactions.

5.11. Employment Agreements. Promptly following Closing, LGIQ and EVIMATE shall negotiate employment agreements for the Officers and Directors.

5.12. OTC Listing. LGIQ shall make all filings and notices required by the OTC as a result of the Transactions, including any notices or filings required by Section 2.4 of the OTCQB Market Standards.

5.13 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by LGIQ (which consent shall not be unreasonably withheld, conditioned or delayed), EVIMATE shall, and shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, EVIMATE shall cause the Company to:

(a)	preserve and maintain all of its Permits;

(b)	pay its debts, Taxes and other obligations when due;

(c)	maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)	continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)	defend and protect its properties and assets from infringement or usurpation;

(f)	perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g)	maintain its books and records in accordance with past practice;

(h)	comply in all material respects with all applicable Laws; and

(i)	not take or permit any action that would cause any of the changes, events or conditions described in herein to occur.

5.14 Notice of Certain Events.

(a) From the date hereof until the Closing, EVIMATE shall promptly notify LGIQ in writing of:

(i)	any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by EVIMATE hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.2 to be satisfied;

(ii)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)	any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)	any Actions commenced or, to EVIMATE’s Knowledge, threatened against, relating to or involving or otherwise affecting EVIMATE or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.13 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) LGIQ’s receipt of information pursuant to this Section 5.14 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by EVIMATE in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

5.15 Tax-Free Share Exchange. Each of LGIQ and EVIMATE will use its reasonable best efforts, and each agrees to cooperate with the other and provide one another with such documentation, information and materials as may be reasonably necessary, proper and advisable to cause the Share Exchange to qualify as a reorganization within the meaning of Section 368(a) of the Code. The Parties are reasonably satisfied that as of the Closing Date, the transactions contemplated by the Share Exchange will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.

ARTICLE VI

Conditions to Closing

6.1. EVIMATE Closing Conditions. The obligations of the Unit Holders and EVIMATE to enter int and complete the Closing are subject, at the option of the Unit Holders and EVIMATE, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by EVIMATE and the Unit Holders in writing.

(a) Representations and Covenants. The representations and warranties of LGIQ contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. LGIQ shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by LGIQ on or prior to the Closing Date.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions.

(c) Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by LGIQ for the authorization, execution and delivery of this Agreement and the consummation by it of the Transactions shall have been obtained and made by LGIQ.

6.2. LGIQ Closing Conditions. The obligations of LGIQ to enter into and complete the Closing is subject, at the option of LGIQ, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by LGIQ in writing.

(a) Representations and Covenants. The representations and warranties of the Unit Holders and EVIMATE contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Unit Holders and EVIMATE shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Unit Holders and EVIMATE on or prior to the Closing Date.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions.

(c) Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Unit Holders and/or EVIMATE for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by the Unit Holders and/or EVIMATE.

(d) Share Transfer Documents. The Unit Holders shall have delivered to LGIQ a duly executed stock transfer power for transfer by the Unit Holders of their EVIMATE Common Stock to LGIQ. EVIMATE shall have made arrangements with its third-party cap table management platform to transfer to LGIQ the electronic certificates representing the Unit Holders’ EVIMATE Common Stock.

(e) Delivery of Documents. At the closing EVIMATE shall deliver to LGIQ such other documents as LGIQ may reasonably request for the purpose of facilitating the consummation of the Transaction.

(f) Regulatory Approvals. EVIMATE and its subsidiaries shall have obtained all required statutory and regulatory approvals to effectuate the Agreement.

ARTICLE VII

Indemnification

7.1. Survival of Representations, Warranties and Covenants. The representations and warranties made by EVIMATE and the Unit Holders herein shall survive the Effective Date and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, until the date that is two (2) years from the Closing Date. Notwithstanding the foregoing, any claims which are timely asserted in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

7.2 Obligation of EVIMATE and Unit Holders to Indemnify. Subject to other terms and conditions in this Article VII, EVIMATE and the Unit Holders (each a “EVIMATE Indemnifying Party” and collectively, the “EVIMATE Indemnifying Parties”) shall severally and not jointly indemnify, defend and hold harmless LGIQ and its directors, officers, employees, affiliates, stockholders, debenture holders, agents, attorneys, successors and assigns (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (each a “LGIQ Indemnitee” and collectively, the “LGIQ Indemnitees”) from and against all losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys’ and consultants’ fees and disbursements) (collectively, “Losses”) based upon, arising out of or otherwise in respect of any (i) inaccuracy in or breach of any representation or warranty of EVIMATE Indemnifying Parties contained in this Agreement or (ii) breach or non-fulfillment by EVIMATE Indemnifying Parties of any covenant, oral agreement contained in this Agreement, in each case so long as such representations, warranties, covenants or agreements survive the Effective Date.

7.3 Obligations of LGIQ to Indemnify. Subject to the other terms and conditions of this Article VII, LGIQ shall indemnify and defend each Unit Holder and each Unit Holder’s Affiliates and each of their respective officers, directors, employees, Unit Holders, agents, assigns and successors (collectively, the “EVIMATE Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, all Losses based upon, arising out of or otherwise in respect of any (i) material inaccuracy in or material breach of any of the representations or warranties of LGIQ contained in this Agreement; or (ii) material breach or non-fulfillment by LGIQ of any covenant or agreement contained in this Agreement, in each case so long as such representations, warranties, covenants or agreements survive the Effective Date.

7.4 Notice and Opportunity to Defend. Promptly after receipt by any person entitled to indemnity under this Agreement (an “Indemnitee”) of notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that may result in a Loss, the Indemnitee shall give prompt notice thereof (the “Claims Notice”) to any other party (or parties) who is or may be obligated to provide indemnification pursuant to this Article VII (the “Indemnifying Party”). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

7.5 Procedure. The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within 30 days after the date the Claims Notice is given (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability and all reasonable expenses incurred by the Indemnitee in defending or compromising such Asserted Liability, all amounts required to be paid in connection with any such Asserted Liability pursuant to the determination of any court, governmental or regulatory body or arbitrator, and amounts required to be paid in connection with any compromise or settlement consented to by the Indemnitee, shall be borne by the Indemnifying Party. Except as otherwise provided in the immediately preceding sentence, the Indemnitee may not settle or compromise any claim over the objection of the Indemnifying Party. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in (but the Indemnitee may not control) the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

7.6. Cumulative Remedies. The rights and remedies provided for in this Article VII are cumulative and are in addition to and not in substitution for any other rights and remedies available at Law or in equity or otherwise.

ARTICLE VIII

Termination

8.1. Subject to Section 8.2, by notice given prior to or at the Closing, this Agreement may be terminated as follows:

(a) by mutual consent of LGIQ and EVIMATE.

(b) by LGIQ or EVIMATE if the Closing has not occurred on or before December 31, 2024 (“Outside Date”), unless LGIQ or EVIMATE, as applicable, is in material breach of this Agreement.

(c) by LGIQ if satisfaction of any condition in Section 6.2 by the Outside Date becomes impossible (other than through the failure of LGIQ to comply with its obligations under this Agreement);

(d) by EVIMATE if satisfaction of any condition in Section 6.1 by the Outside Date becomes impossible (other than through the failure of any of EVIMATE or the Unit Holders to comply with their obligations under this Agreement).

8.2 Effect of Termination. Each Party’s right of termination under Section 8.1 is in addition to any other right it may have under this Agreement (including under Section 8.5) or otherwise, and the exercise of a Party’s right of termination will not constitute an election of remedies. If this Agreement is terminated pursuant to Section 8.1, this Agreement will be of no further force or effect; provided, however, that (i) this Section 8.2, Article VII and Article IX will survive the termination of this Agreement and will remain in full force and effect, and (ii) the termination of this Agreement will not relieve any Party from any liability for any breach of this Agreement occurring prior to termination.

ARTICLE IX

Miscellaneous

9.1. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the addresses set forth on the signature page hereof (or at such other address for a Party as shall be specified by like notice):

9.2. Further Assurances. The Parties agree to execute any and all such other further instruments and documents, and to take any and all such further actions which are reasonably required to effectuate this Agreement and the intents and purposes hereof.

9.3. Non-Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition or provision hereof shall not be deemed a waiver of such breach or failure and (iii) no waiver by any party of one breach by another party shall be construed as a waiver of any other or subsequent breach.

9.4. Modifications. This Agreement may not be amended, changed, modified, extended, terminated or discharged orally, but only by an agreement in writing signed by all of the parties to this Agreement.

9.5. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Unit Holders, LGIQ and EVIMATE will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

9.6. Confidentiality. The Parties agree that the terms of this Agreement are confidential and they shall not make public disclosure of the terms of this Agreement, except: (i) as may be required by law, (ii) in connection with litigation or other legal proceeding against a party, (iii) by judicial or other compulsory process, including, without being limited to, any court order, (iv) as may be required by any federal and/or state regulatory agency, or (v) as may be required in connection with its obligations under federal securities laws and pursuant to the Securities and Exchange Commission or listing requirements. If either party intends to make a disclosure of the terms of this Agreement as required by law, by judicial or other compulsory process, including, without being limited to, any court order, by any federal and/or state regulatory agency, or as may be required in connection with its obligations under federal securities laws, such party shall notify the other party, if feasible, in advance of any such disclosure. The Parties agree that the terms of this Agreement regarding confidentiality are not material to this Agreement and any breach of this paragraph shall not be considered a material breach of this Agreement. In the event of such a breach of this Section 8.6, the non-breaching party shall only be entitled to injunctive relief and/or monetary damages for actual harms caused by the breach.

9.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

9.8. Counterparts; Facsimile and Electronic Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes. A party may electronically sign an electronic copy of this agreement via DocuSign or similar applications and bind itself accordingly. This will satisfy all other requirements for this document to be in writing and signed by that party. The parties intend that any electronic copy so signed will constitute an executed original counterpart, and any print-out of the copy with the relevant signatures appearing will also constitute an executed original counterpart.

9.9. Entire Agreement; Third Party Beneficiaries. This Agreement, together with the Exhibits (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

9.10. Binding upon Execution and Delivery. No party to this Agreement shall be bound hereby until fully executed counterparts to this Agreement have been executed by, and delivered to, each party, or their respective attorneys, by all other parties or their respective attorneys.

9.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Delaware are mandatorily applicable to the Transactions.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

LOGIQ, INC.

By:
	Name:	Brent Suen
	Title:	Chief Executive Officer

Address:

EVIMATE, LLC.

By:
	Name:	Michael Fainshteyn
	Title:	Managing Partner

Address:

[Signature Page to Share Exchange Agreement]

THE MEMBERS OF EVIMATE, LLC.

By:
Name:

[Signature Page to Share Exchange Agreement]

ANNEX A

Definitions

“Action” shall mean any claim, action, suit, complaint, charge, arbitration, litigation, investigation, audit or other proceeding by or before any Governmental Entity.

“EVIMATE Bylaws” means the Bylaws of EVIMATE, as amended to the date of this Agreement.

“EVIMATE Charter” means the Certificate of Incorporation or equivalent for LLC of EVIMATE LLC, as amended to the date of this Agreement.

“EVIMATE’s knowledge” means the actual or constructive knowledge (after reasonable inquiry of his or her direct reports) of any officer or director of EVIMATE.

“Company Incorporation Date” means June 9th 2021.

“Contract” shall mean any written or oral lease, contract, license, arrangement, option, instrument or other agreement or legally binding undertaking of any nature, including exhibits and schedules thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“LGIQ Bylaws” means the Bylaws of Logiq, Inc., as amended to the date of this Agreement.

“LGIQ Charter” means the Articles of Incorporation of Logiq, Inc., as amended to the date of this Agreement.

“LGIQ’s knowledge” means the actual knowledge (after reasonable inquiry of his or her direct reports) of Granger Whitelaw.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Intellectual Property” means, collectively, any and all intellectual property, proprietary or similar rights, throughout the world, including rights in and to (i) Patents, (ii) trademarks, service marks, logos and all related goodwill, (iii) domain names, web addresses, social media accounts (iv) works of authorship and copyrights, regardless of the medium of fixation or means of expression, (v) data, databases, software and computer programs, (vi) know-how, trade secrets, and all confidential and proprietary information, and (vii) any registrations or applications for registration for any of the foregoing, and any provisionals, divisionals, continuations, continuations in part, renewals, reissuances, re-examinations and extensions of any of the foregoing (as applicable).

“Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

“Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of a Party, or (b) the ability of a Party to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Party operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of LGIQ; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or manmade disasters or acts of God; or (ix) any failure by a Party to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on a Party compared to other participants in the industries in which the Party conducts its businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).

“Ordinary Course of Business” shall mean the ordinary course of business, consistent with past practices.

“Patents” means all rights in and to patents and patent applications, inventions and invention disclosures (whether or not patentable), and any provisionals, divisionals, continuations, continuations in part, renewals, reissuances, re-examinations and extensions of any of the foregoing.

“Permitted Liens” means (i) Liens for current Taxes or other governmental charges not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in the financial statements have been established and provided for, (ii) Liens arising in the ordinary course of business in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens, (iii) Liens affecting the interest of the grantor of any easements benefiting owned real property and Liens of record attaching to real property, fixtures or leasehold improvements that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted, (iv) Liens granted pursuant to the Company’s existing credit facility or reflected in the EVIMATE Financial Statements, (v) Liens, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions, and other similar matters that would not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of such entity and its subsidiaries as presently conducted and (vi) any non-exclusive license, covenant or other right to or under Intellectual Property granted in the Ordinary Course of Business.

“Revenue” means, for a particular period, the total consolidated revenue attributable to EVIMATE and its subsidiaries as measured in accordance with GAAP and as reviewed by LGIQ’s independent registered public accounting firm.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“VWAP” means for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-thecounter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by a nationally recognized independent investment banking firm mutually agreed between LGIQ and EVIMATE.

EXHIBITS

A	EVIMATE Member List/Chart

B	Insider Members

C	Share Exchange Chart

D	EVIMATE Disclosure Schedule

E	LGIQ Disclosure Schedule

F	Pro-forma Organizational and Ownership Structure

EXHIBIT A

EVIMATE MemberList/Chart

Certificate #	Member	Units	Par Value	Value	%
1	Michael Fainshteyn	100			100
2
3
4
5

EXHIBIT B

Insider Unit Holders

Certificate #	Member	Units	Par Value	Value	%
1
2
3
4
5

EXHIBIT C

Share Exchange Chart

EXHIBIT D

EVIMATE Disclosure Schedule

[Attached]

EXHIBIT E

LGIQ Disclosure Schedule

[Attached]

EXHIBIT F

Pro-forma Organizational and Ownership Structure